Filed pursuant to Rule 433

Registration Statement Nos. 333-210338 and 333-222323

March 21, 2019

Term Sheet

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

Issuer	Federative Republic of Brazil

Transaction	4.500% Global Bonds due 2029 (the “Notes”)

Ratings*	Ba2 (stable)/BB- (stable)/BB- (stable) (Moody’s/S&P/Fitch)

Distribution	SEC Registered

Total Amount Issued	U.S.$1,500,000,000

Total Gross Proceeds	U.S.$1,475,775,000

Coupon	4.500% per annum, 30/360—day count basis, payable semi-annually

Maturity	May 30, 2029

Offering Price	98.385% of the principal amount, plus accrued interest, if any, from March 28, 2019, the date Brazil expects to deliver the Notes, to the date of delivery, if later.

Yield to Maturity	4.700% per annum

Benchmark Bond	2.625% due February 15, 2029

Benchmark Price	100-23

Benchmark Yield	2.542%

Reoffer Spread	+215.8 bps

Underwriting Fee	0.250%

Interest Payment Dates	May 30 and November 30 of each year

First Interest Payment Date	November 30, 2019

Optional Redemption	Prior to February 28, 2029, the Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to the principal amount of the Notes plus a Make-Whole Amount at the Treasury Rate plus 35 basis points, plus accrued interest on the principal amount of the Notes to the date of redemption.

On or after February 28, 2029, the Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest on the principal amount of the Notes to, but excluding, the date of redemption.

Pricing Date	March 21, 2019

Settlement Date	March 28, 2019 (T+5)

CUSIP / ISIN	105756 CA6 / US105756CA66

Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Listing	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market

Joint Bookrunners	Banco Bradesco BBI S.A.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Underwriting Commitments	Banco Bradesco BBI S.A. U.S.$500,000,000
J.P. Morgan Securities LLC U.S.$500,000,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated U.S.$ 500,000,000

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) of Brazil, subject to completion, dated March 21, 2019, for the Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/205317/000119312519081593/d724011d424b5.htm. The information in this free writing prospectus supplements the Preliminary Prospectus Supplement and supersedes the information in such Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Bradesco BBI S.A. toll-free +1 646-432-6642, J.P. Morgan Securities LLC toll-free at +1 212-270-1063 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free +1 (800) 294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

2